Exhibit 99.1(a)
[Commerce Bancshares, Inc. Logo]
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:
Carl Hudgins, President & CEO
Bank South 918-879-2224 (office) 918-625-2313 (cell)
Kevin Barth, President & COO,
Commerce Bank N.A., Kansas City Region, 816-234-2658
South Tulsa Financial Corporation and
Commerce Bancshares, Inc. Announce
Merger Agreement
(Kansas City, MO and Tulsa, OK, Dec. 4, 2006) – Commerce Bancshares, Inc. (NASDAQ:CBSH) and South Tulsa Financial Corporation today jointly announce the execution of a merger agreement in which South Tulsa Financial Corporation will merge with Commerce Bancshares, Inc. in a transaction valued at approximately $26.2 million in Commerce Bancshares stock. South Tulsa is the parent company of Bank South. Commerce’s acquisition of Bank South will add $124 million in assets, $107 million in gross loans, $100 million in total deposits, and two branch locations in Tulsa, Oklahoma.
It is anticipated the transaction will be completed in the second quarter of 2007, pending regulatory approvals, the approval of South Tulsa shareholders and other customary closing conditions. An application will also be made to merge Bank South with Commerce Bank, N.A.
Commerce Bancshares, Inc. is a $15 billion bank holding company with approximately 360 locations in Missouri, Illinois, and Kansas and additional banking relationships throughout the Midwest. Commerce Bank, N.A. established a loan production office in Tulsa earlier in 2006. The Bank South merger will result in Commerce’s first full-service banking facilities in Oklahoma.
“As part of our long term regional banking strategy,” says David Kemper, chairman, president and CEO of Commerce Bancshares, Inc., “we are pleased to have partnered with this well-respected Tulsa bank to establish banking locations in a market where we have been doing business for years.” Kevin Barth, president and chief operating officer of Commerce Bank, N.A., Kansas City Region, added, “We are excited to be able to support the leadership and directors of Bank South with Commerce Bank’s additional lending capacity, and products and services. We believe Commerce’s customer-focused approach to banking complements Bank South’s approach and will benefit its customers.” Commerce Bank already has many commercial banking relationships
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South Tulsa Financial Corp., Inc. and Commerce Bancshares, Inc. Announce Merger Agreement/Add Two
in Oklahoma, some dating back to the early 1900’s. Barth added, “Many of those customers have been asking Commerce to open offices in Oklahoma. We are eager to accommodate them.”
Carl Hudgins, president and chief executive officer of Bank South, stated, “After meeting the people at Commerce and finding we share so much in terms of operating philosophies, we believe this is a great opportunity. Both organizations share the belief that our success depends on an unwavering commitment to our customers and communities. Teaming up with an organization like Commerce that understands the importance of community and relationships, and a bank that has some of the best products and services in the industry, is a good opportunity to offer even more to our customers.”
Barth concluded, “Bank South’s position fits well with our strategy for serving customers in Tulsa and throughout Oklahoma. We look forward to working with the Bank South management team and welcoming Bank South customers to Commerce.”
Once the merger is complete, Carl Hudgins will become chairman and CEO of the bank.
About Commerce Bancshares, Inc.
Commerce Bancshares, Inc. (NASDAQ: CBSH), is a $15.2 billion regional bank holding company. For more than 140 years, Commerce has been meeting the financial services needs of individuals and businesses throughout the Midwest region. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning, and investments through its affiliated companies. Commerce maintains nearly 360 locations in the Midwest and also has operating subsidiaries involved in mortgage banking, leasing, credit related insurance, venture capital and real estate activities.
For additional information, please visit www.commercebank.com or email mymoney@commercebank.com.
About South Tulsa Financial Corporation
South Tulsa Financial Corporation was established in 1998. Through its subsidiary, Bank South, it has assets of $124 million and provides personal services to individuals, professionals, executives, small to medium-sized businesses, builders, and developers.
For additional information, please visit www.banksouth.com.
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